Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in HD Supply Holdings, Inc.’s Annual Report on Form 10-K for the year ended January 28, 2018.

/s/PricewaterhouseCoopers LLP

Atlanta, Georgia
March 18, 2018